Exhibit 16.2
FEDERATED WORLD INVESTMENT SERIES, INC.
UNANIMOUS CONSENT OF DIRECTORS

The undersigned, being all of the Directors of Federated World Investment Series, Inc. (the “Corporation”), hereby consent, in accordance with Title 2-408, Subsection (c), Corporations and Associations, Annotated Code of Maryland, as amended, and Article II, Section 14 of the Bylaws of the Corporation, to the adoption of the following resolutions with the same effect as though they had been adopted at a meeting of the Directors of the Corporation:

RESOLVED,
that the Board hereby authorizes the Secretary and Assistant Secretaries of the Trust to sign in their place and stead, by power of attorney, the Registration Statement on Form N-14 relating to the proposed reorganization of Federated International Equity Fund, a portfolio of Federated International Series, Inc., into Federated International Value Fund, a portfolio of the Corporation.

WITNESS the due execution hereof this 15th day of May, 2009.

/S/ John F. Donahue John F. Donahue	/S/ Charles F. Mansfield, Jr. Charles F. Mansfield, Jr.
/S/ John T. Conroy, Jr. John T. Conroy, Jr.	/S/ R. James Nicholson R. James Nicholson
/S/ Nicholas P. Constantakis Nicholas P. Constantakis	/S/ Thomas M. O’Neill Thomas M. O’Neill
/S/ John F. Cunningham John F. Cunningham	/S/ John S. Walsh John S. Walsh
/S/ J. Christopher Donahue J. Christopher Donahue	/S/ James F. Will James F. Will
/S/ Peter E. Madden Peter E. Madden